Exhibit 10.1

Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the registrant as private or confidential.

LOAN AGREEMENT

dated as of

October 31, 2025,

among

BACKSTOPCO, LLC,
as Borrower

and

UBS AG, STAMFORD BRANCH
as Lender

i

ii

EXHIBITS

Exhibit A	-	Form of Compliance Certificate

iii

LOAN AGREEMENT dated as of October 31, 2025 (as from time to time amended, restated, amended and restated, supplemented or otherwise modified, this “Agreement”), between BACKSTOPCO, LLC, a Delaware limited liability company, as borrower (“Borrower”) and UBS AG, STAMFORD BRANCH, as lender (“Lender”).

Borrower has requested Lender to extend credit to Borrower on the Funding Date, on the terms and subject to the conditions set forth herein. The proceeds of the Loans are to be used solely to fund the Collateral Account, and to pay costs and expenses of the Loan (as hereinafter defined).

Lender is willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

Article I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) 0.0%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Account Control Agreement” means the blocked account control agreement, dated as of the date hereof, between the Borrower, the Lender, as secured party, and JPMorgan Chase Bank, N.A., as bank (the “Account Bank”) (as amended, supplemented or otherwise modified from time to time) in connection with this agreement, as from time to time amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the introductory statements hereto.

“Approval Condition Failure” has the meaning assigned in the Spectrum USA - Ligado Collaboration Agreement.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq., as amended from time to time) and all other laws, rules and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

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“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Lender and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

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“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory statements hereto.

“Breakage Costs” has the meaning set forth in Section 2.11.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Cash Equivalents” means the United States Department of the Treasury money market funds that are reasonably acceptable to Lender and Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule or regulation, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change in Control” means the occurrence of any of the following:

(i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than a Permitted Holder of (a) Equity Interests representing more than fifty percent (50%) of (A) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of PublicCo or (B) the economic interest represented by the issued and outstanding Equity Interests of PublicCo, or (b) the power to elect or appoint a majority of the board of directors or equivalent governing body of the PublicCo; or

(ii) PublicCo ceases to be the managing member of Guarantor or ceases to beneficially own and control, directly or indirectly, more than fifty percent (50%) on a fully diluted basis of the economic and voting interest in the Equity Interests of Guarantor; or

(iii) any transaction that results in any of the Equity Interests of Guarantor or Borrower being publicly traded on any securities exchange, over-the-counter market or analogous public exchange in the U.S. or any other jurisdiction; or

(iv) Guarantor shall cease to directly own 100% of the outstanding Equity Interests of Borrower.

“Charges” has the meaning set forth in Section 8.09.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 8.08.

“Collateral” means, (a) the collateral granted under Security and Pledge Agreement, and (b) the collateral granted under the Equity Pledge Agreement.

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“Collateral Account” means a segregated, deposit account titled in the name of the Borrower, designated as the “Collateral Account,” maintained at the Account Bank and subject to the exclusive control of the Lender pursuant to the Account Control Agreement.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Constituent Documents” means, with respect to any Person that is an Entity, its (a) articles/certificate of incorporation or formation (or the equivalent organizational documents), (b) partnership agreement, limited partnership agreement, limited liability company agreement, (c) by-laws (or the equivalent governing documents), and (d) any other document setting forth the manner of election and duties of the directors, trustees, partners or managing members or other managers of such Person (if any) and the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s capital stock or other Equity Interests.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Controlled Group” means, in respect of a Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 8.21(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any asset or property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

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“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Entity” means any corporation, limited liability company, trust, joint venture, association, company, partnership or similar entity (other than a natural person).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the Release of any material into the environment, including those related to Hazardous Materials, air emissions, discharges, Releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes to wase or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Pledge Agreement” means the Equity Pledge Agreement, dated as of the date hereof, between the Guarantor and Lender, pursuant to which the Guarantor pledges all of the Equity Interest in the Borrower as collateral security for the Obligation, as from time to time amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with Borrower under section 414(b), (c), (m) or (o) of the Code or section 4001 of ERISA.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived the requirement of section 4043(a) of ERISA that it be notified of such event; (b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of section 4041(b) of ERISA, the filing under section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under section 4041(c) of ERISA; (c) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under section 430 of the Code or section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; the failure to satisfy the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under section 412 of the Code with respect to any Plan or Multiemployer Plan, or that such filing may be made; or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of section 430 of the Code or section 303 of ERISA; (e) engaging in a non-exempt prohibited transaction within the meaning of section 4975 of the Code or section 406 of ERISA; (f) the complete or partial withdrawal of Borrower or any ERISA Affiliate of Borrower from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by Borrower or any ERISA Affiliate of Borrower, of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of Borrower of any notice, that a Multiemployer Plan is in endangered or critical status under section 305 of ERISA; or (g) Borrower or an ERISA Affiliate of Borrower incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under section 4007 of ERISA).

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 7.01.

“Expenses” has the meaning set forth in Section 8.05(a).

“Facility” means the U.S.$420,000,000 term loan facility provided for by this Agreement.

“Facility Amount” means $420,000,000.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fiscal Year” means a fiscal year of Borrower or Guarantor ending on the Saturday closest to January 31 of each year.

“Floor” means a rate of interest equal to 0.0%.

“Framework Agreement” means the Framework Agreement dated as of March 22, 2025, by and among, inter alia, PublicCo, Guarantor, Spectrum USA I, LLC, and Ligado Networks.

“Funding Date” means the date the Loan is advanced hereunder, which date shall be October 31, 2025.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantor” means AST & Science, LLC, a Delaware limited liability company.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infections or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

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“Illegality Notice” has the meaning set forth in Section 2.10.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations of such Person, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty, (j) net obligations of such Person in respect of any Hedging Agreement, valued at the maximum aggregate amount (after giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated on the date of determination, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (l) all obligations of such Person, contingent or otherwise, in respect of bankers’ acceptances or other similar instruments. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnitee” has the meaning set forth in Section 8.05(b).

“Independent Manager” means a natural person who, (a) for the five-year period prior to his or her appointment as Independent Manager of Borrower has not been, and during the continuation of his or her service as Independent Manager of Borrower is not: (i) an employee, manager, director, stockholder, member, partner or officer of Borrower, Guarantor or any of their Affiliates (other than his or her service as (y) an Independent Manager of Borrower or (z) an Independent Manager or independent director of any Affiliate of Borrower which is also a limited purpose entity); (ii) a customer, creditor, contractor or supplier of Borrower, Guarantor, the officers, the managers, the employees of Borrower or Guarantor or any of their Affiliates (other than his or her service as (y) an Independent Manager of Borrower or (z) an Independent Manager or independent director of any Affiliate of Borrower which is also a limited purpose entity); or (iii) any member of the immediate family of a Person described in (i) or (ii) and (b) has least five (5) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory or management services to issuers of secured or securitized structured finance instruments, agreements or securities. The Independent Manager shall be an employee of, and be provided by, one of (i) CT Corporation, (ii) the Corporation Trust Company, (iii) Corporation Service Company, (iv) Global Securitization Services, LLC, a Delaware limited liability company, (v) Citadel SPV, (vi) Puglisi and Associates, or (vii) if none of those companies is then providing professional independent directors or managers, another nationally recognized company approved by Lender, that provides professional independent directors or managers and other corporate services in the ordinary course of its business.

“Information” has the meaning set forth in Section 8.16.

“Interest Period” means each period from (and including) one Interest Payment Date to (but excluding) the next following Interest Payment Date, except that (a) the first Interest Period will commence on the Funding Date and (b) the final Interest Period will end on (and include) the Maturity Date.

“Interest Payment Date” means each of (a) the fifth Business Day of each month, commencing December 5, 2025, and (b) the Maturity Date.

“Interest Rate” means, for any Interest Period, the sum of (i) the Term SOFR for such Interest Period and (ii) the Spread.

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“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“IRS” means the United States Internal Revenue Service.

“Law” means, for any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property, and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Lender” has the meaning assigned to such term in the introductory statements hereto.

“Lending Office” means Lender’s office at 600 Washington Boulevard, Stamford, CT 06901, or such other office as Lender may designate in writing from time to time to Borrower.

“Lien” means with respect to any asset, any mortgage, pledge, lien (statutory or other), charge, hypothecation, assignment, deposit arrangement, encumbrance, charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in or on such asset (including any conditional sale or other title retention agreement, and any financing lease having substantially the same effect as any of the foregoing).

“Ligado Networks” means Ligado Networks LLC, a Delaware limited liability company.

“Ligado Power of Attorney” means an irrevocable power of attorney from Ligado Networks to Guarantor, granting Guarantor authorization to submit a notice of funding under that certain Senior Secured Super-Priority Debtor-in-Possession Loan Agreement dated as of January 5, 2025, by and among, inter alios, Ligado Networks, as borrower, U.S. Bank Trust Company, National Association, as administrative agent, and the lenders from time to time party thereto (as amended by that certain Amendment No. 1 to Senior Secured Super-Priority Debtor-in-Possession Loan Agreement dated as of September 17, 2025), to pay the Refund Amount.

“Ligado Settlement Term Sheet” means that certain Settlement Term Sheet among, inter alia, PublicCo, Ligado Networks, Viasat, Inc. and Inmarsat Global Limited.

“Ligado Transaction Documents” means the Ligado Settlement Term Sheet, the Spectrum USA - Ligado Collaboration Agreement, the Framework Agreement, the Ligado Power of Attorney, the Refund Assignment Agreement, Waiver No. 1 to the Refund Assignment Agreement and any agreement or document executed in connection with or pursuant to any of the foregoing.

“Limited Guaranty” means that certain Limited Guaranty, dated as of the date hereof, by and among AST & Science, LLC, as guarantor, and Lender, as beneficiary.

“Loan” means the term loan made by Lender to Borrower on the Funding Date pursuant to Section 2.01 hereof and evidenced by this Agreement.

“Loan Documents” means, collectively, this Agreement, the Security and Pledge Agreement, the Equity Pledge Agreement, the Account Control Agreement, the Limited Guaranty, and each agreement, instrument or other document which creates or perfects a security interest in any Collateral and each certificate, agreement or document executed in connection with or pursuant to any of the foregoing.

“Located” means, with respect to a Person, that such Person is organized, domiciled, resident or otherwise located in a jurisdiction, and “Location” means such jurisdiction.

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“Mandatory Prepayment Event” means each of the following events:

(a) Spectrum USA or an Affiliate thereof receives the proceeds of an extension of credit under the Spectrum USA Credit Agreement;

(b) the “Approval Condition” as defined in the Framework Agreement is satisfied or waived in accordance with the Framework Agreement;

(c) Borrower, Guarantor or an Affiliate thereof receives payment of the Refund Amount pursuant to the Ligado Transaction Documents;

(d) Borrower, Guarantor or an Affiliate thereof becomes entitled to receive payment of the Refund Amount pursuant to the Ligado Transaction Documents, and Lender determines that such Persons are not enforcing their rights, or are not taking sufficient actions to enforce their rights, under the Ligado Transaction Documents with respect to payment of the Refund Amount;

(e) Ligado Networks’ obligation under the Ligado Transaction Documents to pay the Refund Amount shall terminate or otherwise cease to be in full force and effect or enforceable for any reason (including by the terms of the Ligado Transaction Documents (including as a result of a breach by Guarantor, Spectrum USA or any of their Affiliates of their respective obligation under the Spectrum USA - Ligado Collaboration Agreement)) or shall be declared null and void or the enforceability thereof shall be impaired; and

(f) any Ligado Transaction Document is amended, restated, supplemented or otherwise modified in a manner that adversely affects Ligado Networks’ obligation to pay the Refund Amount unless Lender has approved such amendment, restatement, supplement or other modification in writing in advance.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, operations, condition (financial or otherwise) or results of operations of Borrower or Guarantor (b) a material impairment of the ability of Borrower to perform any of its obligations under any Loan Document, (c) a material impairment of the ability of Guarantor to perform any of its obligations under the Limited Guaranty or the Equity Pledge Agreement, (d) a material impairment of Lender’s ability to enforce the obligations under the Facility or realize upon the Collateral, or (e) a material adverse effect on (I) any substantial or material portion of the Collateral, (II) the legality, validity, binding effect or enforceability against Borrower or Guarantor of any of the Loan Documents to which Borrower or Guarantor is a party, or the perfection or priority of any Lien granted to Lender under any Loan Document, (III) the legality, validity, binding effect or enforceability of any Ligado Transaction Document, or (IV) the rights or remedies of Lender under any Loan Document.

“Maturity Date” means the earlier of (a) October 31, 2028 and (b) the date on which the Facility shall be terminated or accelerated as provided herein.

“Maximum Rate” has the meaning set forth in Section 8.09.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Obligations” means all obligations of Borrower and Guarantor from time to time arising under, or in respect of, the due and punctual (a) payment of the principal of and interest on the Loan and all other monetary obligations (including the Structuring Fee, Breakage Costs, Expenses, costs and indemnities) of Borrower under the Loan Documents, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to Lender by Borrower or Guarantor under the Loan Documents, in each case, when and as due, whether at maturity, by acceleration, demand or otherwise, and including any obligations which, but for the automatic stay under section 362(a) of the Bankruptcy Code, would become due and any interest or other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding, and (b) performance of all covenants, agreements, obligations and liabilities of Borrower and Guarantor under or pursuant to the Loan Documents.

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“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Currency” has the meaning set forth in Section 8.21.

“Patriot Act” means USA PATRIOT Act of 2001 (31 U.S.C. §§ 5318 et seq.), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permitted Holder” means (a) Abel Avellan and (b) any heir of any such individual or any trust, other estate-planning vehicle, corporation, partnership or other entity established for the benefit of or controlled by any such individual referred to in clause (a) or any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

“Permitted Liens” means (a) Liens in favor of Lender arising under this Agreement or any of the other Loan Documents and (b) Liens for taxes, assessments and other governmental charges or levies, which are not yet due and payable or (excluding Liens imposed pursuant to any of the provisions of ERISA or any environmental laws) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained in accordance with GAAP.

“Person” means any natural person, Entity, Governmental Authority or other entity.

“Plan” means, with respect to a Person, an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by such Person or any ERISA Affiliate of such Person or with respect to which such Person or any ERISA Affiliate of such Person may have any liability.

“Potential Event of Default” means an event or condition that would upon notice, lapse of time or both become, unless cured or waived, an Event of Default.

“Prime Rate” means, for any day, a rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Lender) or any similar release by the Federal Reserve Board (as determined by Lender).

“PublicCo” means AST SpaceMobile, Inc., a Delaware corporation.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 8.21(a).

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest rates.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

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“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Refund Assignment Agreement” means that certain Assignment Agreement, dated as July 13, 2025, between Spectrum USA, Guarantor and Borrower, as modified by Waiver No. 1 to the Refund Assignment Agreement and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, subject to the restrictions and requirements herein.

“Refund Amount” has the meaning set forth in Section 9 of the Ligado Settlement Term Sheet.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Authorizations” has the meaning set forth in Section 3.04.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of any Person now or hereafter outstanding, (b) any redemption, withdrawal, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of any Person now or hereafter outstanding, or (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interest of any Person now or hereafter outstanding.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions prohibiting dealings or transactions with, in, or involving such country, region, or territory (as of the date hereof, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated persons maintained by the United States (including OFAC and the U.S. Department of State), or by the United Nations Security Council, the United Kingdom, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country, and (c) any Person owned (50% or greater) directly or indirectly, or otherwise controlled, by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade controls or embargoes imposed, administered or enforced from time to time by (a) the U.S. Government, including those administered by OFAC, the U.S. Department of State, and the U.S. Department of Commerce and (b) the United Nations Security Council, the European Union, any European Union member state and His Majesty’s Treasury of the United Kingdom, and includes and any similar law, regulation, or executive order or similar legislation of any other applicable sanctions authority.

“Security and Pledge Agreement” means the Security and Pledge Agreement, dated as of the date hereof, between Borrower and Lender in connection with this Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, when used with respect to any Person, that at the time of determination: (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spectrum USA - Ligado Collaboration Agreement” means that certain Strategic Collaboration and Spectrum Usage Agreement, dated as of March 22, 2025 (as amended on May 19, 2025), between Spectrum USA and Ligado Networks.

“Spectrum USA” means Spectrum USA I, LLC, a Delaware limited liability company.

“Spectrum USA Credit Agreement” means that certain Credit Agreement, dated as of July 15, 2025, among Spectrum USA, the guarantors from time to time party thereto, the lenders from time to time party thereto and Sound Point Agency LLC, as administrative agent for the lenders party thereto.

“Spread” means 2.00% per annum.

“Structuring Fee” means a fee equal to [***] of the Facility Amount.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such parent.

“Supported QFC” has the meaning specified in Section 8.21(a).

“Taxes” has the meaning set forth in Section 2.13.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the foregoing proviso) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

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“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means (a) with respect to Guarantor, $70,000,000, and (b) with respect to Borrower, $100,000.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Dollars”, “USD”, “U.S.$” or “$” means the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” has the meaning specified in Section 8.21(a).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect directors, managers or trustees of such Person, irrespective of whether at the time such Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interest of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

“Waiver No. 1 to the Refund Assignment Agreement” means that certain waiver dated October 29, 2025 between Spectrum USA, Guarantor and Borrower to the Refund Assignment Agreement.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. Unless the context requires otherwise, (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any reference herein to an individual shall be construed to mean a natural person, (e) all references herein to Sections shall be construed to refer to Sections of this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) any reference herein to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law or regulation and (ii) refer to such law or regulation as from time to time amended, supplemented or otherwise modified, and (h) any reference in this Agreement or any other Loan Document to a merger, consolidation, amalgamation, conveyance, disposal, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, corporation or partnership, or an allocation of assets to a series of or one or more limited liability companies, partnerships or corporations, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation conveyance, disposal, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate person. Any division of a limited liability company, corporation or partnership shall be deemed to constitute the formation of a separate person, and any such division shall constitute a separate person hereunder and under the other Loan Documents (and each division of any limited liability company, corporation or partnership that is a subsidiary, joint venture or any other like term shall also constitute such a person or entity).

Section 1.03. Time Periods, etc. In this Agreement and in each other Loan Document, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement and each other Loan Document shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period; provided, that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement or the applicable Loan Document, end on the last day of the calendar month.

Section 1.04. Delaware Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interest at such time.

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Section 1.05. Rates. Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Lender and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Lender may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, Guarantor or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II

Term Loan Facility

Section 2.01. Term Loan. Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the other Loan Documents, on the Funding Date, Lender agrees to advance the Loan, in a principal amount equal to the Facility Amount, to Borrower in U.S. Dollars in immediately available funds deposited in the Collateral Account. Amounts paid or prepaid in respect of the Loan may not be reborrowed.

Section 2.02. Evidence of Debt; Repayment of Loans.

(a) Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of the Loan on the Maturity Date.

(b) Lender shall maintain accounts in which it will record (i) the amount of the Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder and (iii) the amount of any sum received by Lender hereunder from Borrower.

(c) The entries made in the accounts maintained pursuant to paragraph (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

Section 2.03. Fees.

(a) Borrower shall pay to Lender the Structuring Fee on the Funding Date in U.S. Dollars in immediately available funds. Borrower hereby authorizes Lender to disburse on the Funding Date a portion of the Loan in such amount directly to Lender in payment of Structuring Fee, provided that the amount of the Loan shall not be reduced as a result of such payment of the Structuring Fee.

(b) Once paid, the Structuring Fee shall not be refundable under any circumstances.

Section 2.04. Interest on Loans.

(a) Subject to the provisions of Section 2.05 (Default Interest), the Loan shall bear interest on the unpaid principal amount of the Loan outstanding from time to time on each day during the relevant Interest Period, from the Funding Date until repayment in full of such Loan at a rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360-days) equal to the Interest Rate.

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(b) Interest on the Loan shall be payable on each Interest Payment Date except as otherwise provided in this Agreement. Without limiting Borrower’s obligation to pay interest on each Interest Payment Date and on each other date when due and payable hereunder, such Interest shall be paid from the Collateral Account pursuant to the standing instructions in the Account Control Agreement or upon Lender instruction to Account Bank; provided that Lender may (but shall not be required to) instruct Account Bank to transfer funds from Collateral Account for the purpose of paying interest if such payment would result in a breach of Section 6.14 or if any Event of Default has occurred and is continuing or would result therefrom.

(c) Determination of SOFR: For purposes of calculating the Interest Rate, Term SOFR shall be determined by the Lender two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period.

Section 2.05. Default Interest. If an Event of Default has occurred and is continuing, if requested by Lender (and automatically without any request for an Event of Default arising under Section 7.01(b), Section 7.01(c), Section 7.01(f) or Section 7.01(g)) from the date such Event of Default occurs and for so long as such Event of Default is continuing, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest, both before and after judgment at the same rate, payable on demand, at a rate per annum equal to the sum of (a) the Interest Rate and (b) 2.0%; provided that if the Loans are bearing interest based on ABR pursuant to Section 2.14 or 2.15(e) at such time, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest at a rate per annum equal to the sum of (a) ABR in effect at such time, plus (b) the Spread, plus (b) 2.0%.

Section 2.06. Repayment of the Loan

The principal amount of the Loan shall be due and payable in full on the Maturity Date.

Notwithstanding the foregoing, (a) in the event of an optional prepayment or mandatory repayment of the Loan in accordance with Section 2.08, the outstanding principal amount of the Loan shall be reduced by the amount so prepaid or repaid; (b) the Loan, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date; and (c) if the Maturity Date is not a Business Day, then the payment with respect to such date shall be due on the immediately following Business Day.

Section 2.07. Payment Procedures

All payments made by Borrower on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all costs, expenses and other fees (including attorneys’ fees and indemnity payments) arising under the terms hereof and the other Loan Documents; (ii) second, against the amount of interest accrued and unpaid on the Obligations and all other fees due and payable as of the date of such payment; (iii) third, against all principal due and owing on the Obligations; and (iv) fourth, to all other amounts constituting any portion of the Obligations.

The foregoing shall not limit or diminish in any way the obligations of Borrower hereunder to make payments hereunder.

Section 2.08. Prepayment.

(a) Optional Prepayment. Borrower may prepay the principal amount of the Loan outstanding under this Agreement, in whole or in part, without penalty or premium prior to the Maturity Date (together with accrued interest to the date of such prepayment on the amount prepaid and all Breakage Costs related thereto) by delivering an irrevocable notice of such prepayment to Lender at least three (3) Business Days prior to such payment, provided, that (1) each prepayment (except in connection with a repayment in full of the Loans) shall be in a minimum amount equal to $500,000 or such other lesser minimum amount (but in any case not less than $100,000) as Lender in its reasonable discretion may determine from time to time, and (2) Borrower shall compensate Lender for any Breakage Costs in accordance with Section 2.11 in the case of any prepayment and in the case of any failure to prepay the Loan on the date specified in the related prepayment notice.

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(b) Mandatory Prepayment. Upon the occurrence of a Mandatory Prepayment Event, the entire outstanding principal amount of the Loan, together with all accrued interest to the date of such mandatory prepayment and all Breakage Costs related to such repayment and all other Obligations, shall be due and payable on the Business Day immediately following the occurrence of such Mandatory Prepayment Event (a “Mandatory Prepayment Date”), provided that the Mandatory Prepayment Date will be three Business Days immediately following the occurrence of a Mandatory Prepayment Event under clause (a), clause (c) or clause (d) of the definition of “Mandatory Prepayment Event”. The Borrower shall repay outstanding principal amount of the Loan, together with all accrued interest to the date of such mandatory prepayment and all Breakage Costs related to such repayment and all other Obligations, by 2:00 p.m., New York City time on the Mandatory Prepayment Date.

(c) Obligation to Notify. Borrower must immediately notify Lender if it has knowledge of a Mandatory Prepayment Event.

Section 2.09. Reserve Requirements; Change in Circumstances.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;

(ii) subject Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Lender or participation in any such Loan;

and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing or maintaining the Loan or of maintaining its obligation to make any the Loan, or to increase the cost to Lender, or to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender, such additional amount or amounts as will compensate Lender, for such additional costs incurred or reduction suffered.

(b) If Lender reasonably determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

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(d) A certificate from Lender delivered to Borrower (i) setting forth in reasonable detail the amount or amounts necessary to compensate Lender specified in clause (a) above, and (ii) setting forth in reasonable detail the manner in which such amount was determined, which certificate shall, except for manifest error, be final, conclusive and binding for all purposes. Borrower shall pay Lender the amount shown as due on any such certificate delivered by it within ten (10) days after its receipt of the same. Failure or delay on the part of Lender to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of Lender’s right to demand such compensation.

Section 2.10. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund the Loan, or to determine or charge interest rates based upon the Interest Rate, then, upon notice thereof by such Lender to the Borrower (an “Illegality Notice”), (a) any obligation of Lender to make or continue the Loan shall be suspended, until Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from Lender, prepay either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such Loan to such day, or immediately, if Lender may not lawfully continue to maintain such Loan. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid, together with any Breakage Costs.

Section 2.11. Breakage Costs. Borrower shall indemnify Lender, promptly for all losses, expenses and liabilities sustained or incurred by Lender (as determined in Lender’s reasonable discretion), which Lender may sustain or incur: (a) in connection with any optional or mandatory prepayment of the Loan, (b) in connection with any repayment (whether upon acceleration or otherwise) prior to the Maturity Date, (c) if, for any reason, Borrower defaults in its obligation to repay the Loan at maturity (whether upon acceleration or otherwise), or (d) if Borrower fails to prepay the Loan on the date specified in the related prepayment notice in accordance with Section 2.08 (such amounts, “Breakage Costs”).

Any notice as to the Breakage Costs required to compensate Lender, delivered to Borrower by Lender in connection this Section 2.11, shall, except for manifest error, be final, conclusive and binding for all purposes. Borrower shall pay Lender the amount shown as due on any such notice delivered by Lender within ten (10) days after its receipt of the same (or such earlier date specified for payment thereof hereunder). Failure or delay on the part of Lender to demand compensation for such Breakage Costs pursuant to this Section 2.11 or any other provision hereof shall not constitute a waiver of Lender’s right to demand such compensation.

Section 2.12. Payments. All payments hereunder of all Obligations shall be made in U.S. Dollars and in immediately available funds without deduction, setoff or counterclaim, to the Lending Office no later than 2:00 p.m., New York time, on the date when due (and, in any event, no later than the Maturity Date). Payments received by Lender after 2:00 p.m. New York time will be deemed to be received on the next Business Day. Whenever payment of any amount payable hereunder would otherwise be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall be included in the calculation of interest, provided, that if such extension would cause a payment in respect of the Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.

Section 2.13. Taxes. Except as required by applicable Law, all payments by or on account of any obligations of Borrower hereunder or under any other Loan Document shall be made without setoff or counterclaim, and free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, assessments, deductions or withholdings (including backup withholdings), value added taxes, or any other goods and services, use or sales taxes, including all interest, penalties and other liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction, or any department, agency, state, political subdivision or taxing authority thereof or therein (collectively, “Taxes”). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount thereof when due and in any event prior to the date on which penalties attach thereto. In addition, if any such Taxes must be deducted from any amounts payable or paid by Borrower hereunder, Borrower will pay such additional amounts as may be necessary so that each net payment received by Lender will not be less than the amount which Lender would have received had the payment not been subject to such Tax; provided that Borrower shall not be required to pay any such additional amounts in respect of U.S. federal withholding taxes imposed pursuant to applicable law as in effect on the date hereof. Borrower will furnish to Lender, within 10 days after each payment of Taxes is due, originals or certified copies of tax receipts or other evidence reasonably satisfactory to Lender evidencing such payment by Borrower to the Governmental Authority. If requested by Lender, on the making of any payment of interest by Borrower, Borrower will furnish Lender with a tax certificate showing the gross amount of the payment, the amount of Taxes deducted and the actual amount paid to Lender. Lender shall deliver to the Borrower on the date hereof (and from time to time thereafter upon the reasonable request of the Borrower) (i) a duly completed and executed Internal Revenue Service Form W-9 or (ii) a duly completed and executed Internal Revenue Service Form W-8 together with any applicable forms or certificates necessary to establish an exemption from U.S. federal tax withholding.

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Section 2.14. Inability to Determine Rates. Subject to Section 2.15, if, on or prior to the first day of any Interest Period:

(a) Lender determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) Lender determines that for any reason Term SOFR for such Interest Period with respect to the Loan does not adequately and fairly reflect the cost to Lender of making and maintaining such Loan,

then upon notice thereof by Lender to Borrower, the Loan shall bear interest at a rate per annum (calculated on the basis of the actual number of days elapsed over a year of 365-days) equal to the sum of (x) ABR plus (ii) the Spread. Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.11.

Section 2.15. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Lender and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Lender will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15(d) and (v) commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 2.15(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its reasonable discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

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(e) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, subject to Section 2.05, the Loan shall bear interest at a rate per annum (calculated on the basis of the actual number of days elapsed over a year of 365-days) equal to the sum of (x) ABR plus (ii) the Spread.

Article III

Representations and Warranties

In order to induce Lender to enter into this Agreement and to make the Loan to be made hereunder, Borrower represents and warrants to Lender as follows:

Section 3.01. Organization; Powers. (a) Borrower (i) is and always has been duly organized, validly existing and in good standing under the laws of the State of Delaware and in all other jurisdictions where it is qualified to do business, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to qualify could not reasonably be expected to result in a Material Adverse Effect, and (iv) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party (including to grant to Lender a valid, perfected, first priority security interest in the Collateral subject to any Permitted Liens) and to borrow hereunder.

Section 3.02. Authorization; No Conflict as to Law or Agreements. The execution, delivery and performance by Borrower of each Loan Document to which Borrower is a party and any other agreement executed by Borrower in connection herewith or therewith (a) have been duly authorized by all requisite corporate or other analogous action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to Borrower, or of the Constituent Documents of Borrower, or (B) any order of any Governmental Authority applicable to Borrower or (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any indenture or loan or credit agreement or other agreement or instrument, in each case, to which Borrower is party or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Borrower (other than any Lien created under the Security and Pledge Agreement).

Section 3.03. Enforceability. This Agreement has been duly executed and delivered by Borrower and constitutes, and each other Loan Document when executed and delivered by Borrower will constitute, a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as may be limited by the Bankruptcy Code or under any other United States federal or state bankruptcy, insolvency, receivership, reorganization, restructuring or similar law now or hereafter in effect or by equitable principles relating to enforceability.

Section 3.04. Governmental Approvals. No authorization, consent, approval or license from, or filing or registration with, any court, governmental agency, fiscal authority or public office is required to be made or obtained by Borrower in connection with the execution, delivery or performance by Borrower of this Agreement, any other Loan Document or any other agreement executed in connection herewith or therewith, except such as have been made or obtained (the “Required Authorizations”) and (ii) all Required Authorizations remain in full force and effect.

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Section 3.05. Financial Statements. The financial statements of PublicCo made available to Lender on or prior to the Closing Date fairly present in all material respects the financial condition of PublicCo as of the date thereof in accordance with GAAP, except as otherwise expressly noted therein and subject to the absence of footnote disclosures and to year-end audit adjustments, in the case of any quarterly financial statements.

Section 3.06. No Material Adverse Effect. Since June 30, 2025, no event, change or condition has occurred that has had a Material Adverse Effect. Since June 30, 2025, no event, change or condition has occurred that has had a material adverse change in, or a material adverse effect upon, the assets, business, properties, operations, condition (financial or otherwise) or results of operations of Borrower and Guarantor.

Section 3.07. Title to Properties. Borrower has good and marketable title to all its properties and assets (including the Collateral).

Section 3.08. Litigation; Compliance with Laws.

(a) (i) Borrower is not now, nor has ever been, party to any lawsuit, arbitration, summons or legal proceeding, and (ii) there are no pending or, to Borrower’s knowledge, threatened actions, suits or proceedings against or affecting Borrower or, to Borrower’s knowledge, any property or assets of Borrower before any court, commission, bureau or other governmental agency or instrumentality.

(b) Borrower is and always has been in compliance in all material respects with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties.

Section 3.09. Federal Reserve Regulations.

(a) Borrower is not now and has never been engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any extensions of credit under this Agreement will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of buying or carrying Margin Stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

Section 3.10. Investment Company Act. Borrower is not now and has never been required to register as an “investment company” under and as defined in, or subject to any regulation under, the Investment Company Act of 1940, or subject to any other law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.11. Tax Returns. Borrower has (i) filed or caused to be filed all federal, state and local tax returns which are required to have been filed by it and (ii) duly paid or caused to be duly paid all taxes as shown on such tax returns as due and payable by it and all assessments received by it, in each case except taxes that are being contested in good faith by appropriate proceedings and for which Borrower shall have set aside on its books adequate reserves in accordance with GAAP. Borrower is not involved in any dispute with any taxing authority.

Section 3.12. No Material Misstatements.

(a) No information, report, financial statement, exhibit or schedule furnished by or on behalf of Borrower or Guarantor to Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (other than projections and pro forma financial information therein) contained, contains or will contain any material misstatement of fact or omission or omits or will omit to state any material fact (known to Borrower or Guarantor in the case of any information not furnished by either of them) necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading as of the date such information is dated or certified. All of the projections and pro forma financial information heretofore furnished by or on behalf of Borrower or Guarantor or in connection with this Agreement, the other Loan Documents or any transaction contemplated hereby have been prepared in good faith based on assumptions that Borrower or Guarantor believed to be reasonable at the time made and at the time furnished to Lender.

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(b) As of the Closing Date, the information included in the Beneficial Ownership Certification (if applicable), as updated from time to time in accordance herewith, is true and correct in all respects.

Section 3.13. Security and Pledge Agreement.

(a) The Collateral is free and clear of all Liens other than Permitted Liens.

(b) The Security and Pledge Agreement will, upon execution and delivery thereof by the parties thereto, create in favor of Lender, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof except as may be limited by the Bankruptcy Code or under any other United States federal or state bankruptcy, insolvency, receivership, reorganization, restructuring or similar law now or hereafter in effect or by equitable principles relating to enforceability and the Lien created under the Security and Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Borrower in such Collateral, that is prior and superior in right to any other Person (other than Permitted Liens).

Section 3.14. Solvency. Since its date of formation, Borrower has been Solvent. Upon entry into this Agreement and the other Loan Documents and after giving effect to the transactions contemplated hereby and thereby (including the pledge of Collateral and making of the Loan), Borrower is Solvent.

Section 3.15. Non-Reliance. Borrower has not relied upon Lender for accounting, tax or legal advice regarding the transactions contemplated herein.

Section 3.16. Employee Benefit Plans.

(a) Borrower and each other member of its Controlled Group has made all minimum required contributions (as defined in Section 430(a) of the Internal Revenue Code) with respect to each Plan maintained under Title IV of ERISA and has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Internal Revenue Code to the extent applicable to it and has not incurred any material liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. The expected post-retirement benefit obligation (determined as of the last day of Borrower’s most recently ended Fiscal Year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Internal Revenue Code) of Borrower is not material in relation to the business, operations, affairs, financial condition, assets or properties of Borrower taken as a whole. No ERISA Event has occurred, except to the extent that any liability associated therewith would not reasonably be expected to be material to Borrower.

(b) Borrower is not and is not deemed to be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans.

Section 3.17. Bank Holding Company Act; Regulation Y. The Collateral does not include, directly or indirectly, 15% or more of any class of shares of any insured depository institution.

Section 3.18. Sanctions; Anti-Corruption Laws.

(a) Guarantor has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance with applicable Sanctions by Guarantor and its Subsidiaries (including Borrower) and their respective managers, directors, officers and employees. None of Borrower, any of its respective Affiliates or the respective directors, officers or employees of Borrower or its Affiliates, or, to the knowledge of Borrower, any agent or other person acting for or on behalf of Borrower or its Affiliates, is a Sanctioned Person or is engaged in any activity in violation of applicable Sanctions, nor is any such Person located, organized or resident in a Sanctioned Country.

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(b) Borrower, Guarantor, their respective Affiliates and the respective directors, officers and employees of Borrower, Guarantor and their respective Affiliates and to the knowledge of Borrower, their respective agents and any other person acting for or on behalf of Borrower, Guarantor and their respective Affiliates, are in compliance with applicable Anti-Corruptions Laws in all material respects.

Section 3.19. Anti-Terrorism Laws. Borrower, Guarantor and their respective Affiliates are not in violation of any legal requirement relating to any laws with respect to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, the U.S. Bank Secrecy Act, and the Patriot Act.

Section 3.20. Regulatory and Criminal Matters. With respect to Borrower, Guarantor and their respective Affiliates, there are no criminal or regulatory proceedings or investigations instituted or commenced by any Governmental Authority, known to the subject of such proceeding or investigation, for violation of law or regulation by the subject of such proceeding, which could reasonably be expected to have a Material Adverse Effect.

Section 3.21. Separate Entity. Borrower is and always has been operated as an entity with assets and liabilities distinct from those of the Guarantor and any Affiliates thereof and had no material operations prior to the Closing Date, and Borrower hereby acknowledges that Lender is entering into the transactions contemplated by this Agreement in reliance upon Borrower’s identity as a separate legal entity from the Guarantor and from each of its Affiliate since its date of formation. Since its date of formation, Borrower has at all times conducted itself as a separate entity in compliance with the requirements set forth in Section 6.12. Since its date of formation, Borrower has never owned any property or assets (other than the Collateral) or incurred any Indebtedness except hereunder.

Section 3.22. Environmental Claims. Borrower (a) has not failed to comply in any material respect with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) does not know of any basis for any permit, license or other approval required to be held by Borrower under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has not become subject to any Environmental Liability, (d) has not received written notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of Borrower, is threatened or contemplated) and (e) does not know of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of Borrower.

Article IV

Conditions of Lending

Section 4.01. Conditions to Closing Date. The effectiveness of this Agreement is subject to the prior or concurrent satisfaction of the following conditions precedent:

(a) Loan Documents. All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to Lender and there shall have been delivered to Lender an executed counterpart of each of the Loan Documents.

(b) Constituent Documents. Lender shall have received:

(i) a copy of the Constituent Documents, including all amendments thereto, of Borrower and Guarantor, certified as of a recent date by the Secretary of State (or other applicable government official) of the state of its organization or establishment, as applicable;

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(ii) a certificate as to the good standing (or equivalent certificate) of Borrower and of Guarantor, each as of a recent date, from the Secretary of State (or other applicable government official) of the state of its organization or establishment, as applicable;

(iii) a certificate of an officer of each of Borrower and Guarantor, dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the limited liability company agreement of Borrower or Guarantor, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions or written consent described in clause (B) below, (B) that attached thereto is a true and complete copy of the resolutions or written consent adopted by the governing body of Borrower or Guarantor, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and that such resolutions or written consent have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation of Borrower or Guarantor, as applicable, has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of Borrower or Guarantor, as applicable; and

(iv) a certificate of another officer as to the incumbency and specimen signature of officer of each of Borrower and Guarantor executing the certificate pursuant to clause (iii) above.

(c) No Event of Default. No Potential Event of Default or Event of Default shall have occurred and be continuing on the Closing Date.

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing on the Closing Date.

(e) Representations and Warranties. Each of the representations and warranties made by Borrower set forth in Article III of this Agreement or in any other Loan Document, and each of the representations and warranties made by Guarantor in any Loan Document, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; provided, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(f) Opinions of Counsel. Lender shall have received satisfactory opinions of counsel to Borrower and Guarantor, covering such matters relating to the Loan Documents, Borrower and Guarantor as Lender may reasonably request (including, the due authorization, execution and delivery of, and enforceability of, the Loan Documents, security interest and perfection matters, Investment Company Act matters, and matters relating to substantive consolidation in a proceeding under the Bankruptcy Code), in each case, (i) dated the date hereof and (ii) addressed to Lender.

(g) Requirements of Law; Stamp Taxes. To the extent requested, Lender shall have received evidence of compliance in all material respects with all applicable requirements of Law. Borrower shall have paid all applicable stamp taxes with respect to the execution and delivery of the Loan Documents, and Lender shall have received documentary proof of the payment of such stamp taxes.

(h) Consents. All consents and approvals required from governmental authorities and third parties, to the extent necessary to enable Borrower to accurately make the representations and warranties set forth in Section 3.04 as of the date hereof, shall have been obtained and be in full force and effect, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of, in any material respect, restraining, preventing or imposing burdensome conditions on the transactions contemplated by the Loan Documents.

(i) Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to affect the ability of Borrower or Guarantor to fully and timely perform its respective obligations under the Loan Documents.

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(j) [Reserved].

(k) Perfection of Liens. All Liens granted to Lender with respect to all Collateral are valid, effective, perfected and of first priority (or will be perfected upon the appropriate filings of UCC-1 financing statements) and of first priority (including, if applicable, all UCC-1 financing statements in form ready for filing in the offices of the applicable Secretaries of State to perfect Lender’s security interest in all Collateral to be perfected by filing of such UCC-1 financing statements).

(l) Officer’s Certificate. Lender shall have received a certificate of a responsible officer of each of Borrower and Guarantor, in form and substance reasonably satisfactory to Lender, certifying the satisfaction of the requirements set forth in Section 3.14, Section 4.01(c), Section 4.01(d), Section 4.01(e), Section 4.01(i), Section 4.01(j), Section 4.01(k) and Section 4.01(o).

(m) No Conflicts. No law, rule, regulation, judgment, order or decree of any Governmental Authority and no agreement shall exist, which conflicts with the Loan Documents or imposes adverse conditions on the consummation of the transactions contemplated hereunder or under the other Loan Documents and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to (i) enjoin, prohibit or restrain the making of the Loan or (ii) have a Material Adverse Effect.

(n) KYC Information.

(i) Upon the reasonable request of Lender, Borrower shall have provided to Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

(ii) At least five days prior to the Closing Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver to Lender an executed Beneficial Ownership Certification in form and substance acceptable to Lender.

(o) Establishment of Account. The Collateral Account shall have been duly established and activated with account details provided to Lender, in form and substance satisfactory to Lender.

(p) Fees. Lender and its Affiliates shall have received the Structuring Fee, all Expenses and other amounts due and payable on or prior to the Closing Date, as invoiced by Lender to Borrower.

The Borrower shall be deemed to represent and warrant that each of the above conditions are satisfied on the Closing Date.

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Article V

Affirmative Covenants

Borrower covenants and agrees with Lender that so long as this Agreement shall remain in effect or any Obligations are outstanding, unless Lender shall otherwise consent in writing, Borrower will comply with each of the covenants in this Article V:

Section 5.01. Existence. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

Section 5.02. Reporting Requirements. Borrower shall procure that the following reporting requirements be delivered to Lender:

(a) Annual Financial Statements: within ninety (90) days after the end of each Fiscal Year of PublicCo, PublicCo’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of PublicCo and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, such consolidated financial statements of PublicCo to be audited for PublicCo by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (which opinion shall be unqualified as to scope of such audit and shall not include a “going concern” qualification) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of PublicCo and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that the foregoing delivery requirement shall be satisfied if PublicCo shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year, which is available to the public via EDGAR or any similar successor system;

(b) Quarterly Financial Statements: forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year of PublicCo, PublicCo’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of PublicCo and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, each certified by the chief financial officer of PublicCo as fairly presenting in all material respects the financial condition and results of operations of PublicCo and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided that the foregoing delivery requirement shall be satisfied if PublicCo shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter, which is available to the public via EDGAR or any similar successor system; and

(c) Compliance Certificate: concurrently with the delivery of the financial statements under Section 5.02(a) and (b) above, a certificate of the chief financial officer of PublicCo in the form of Exhibit A hereto stating, among other things, (I) that such financial statements have been prepared in accordance with GAAP (subject to the absence of footnote disclosures and to year-end audit adjustments, in the case of financial statements delivered pursuant to Section 5.02(b) only) and (II) whether or not such officer has knowledge of the occurrence of any Potential Event of Default or Event of Default or any analogous provision under any of the Loan Documents and, if so, stating in reasonable detail the facts with respect thereto, and setting forth all relevant facts in reasonable detail.

(d) Account Control Agreement: Borrower shall, and shall cause Account Bank to, deliver to Lender a copy of the monthly statement for the Collateral Account within two (2) Business Days of the end of each calendar month. In addition to the regular monthly statements, Lender may request from Borrower up to three (3) additional account statements per calendar year for the Collateral Account. Borrower shall promptly deliver any such requested statements to the Lender.

Section 5.03. Notices. Borrower shall furnish to Lender written notice of the following:

(a) Potential Event of Default or Event of Default: promptly (and in any event no later than five (5) Business Days following Borrower obtaining knowledge or receiving notice thereof), any Potential Event of Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) Approval Condition Failure: promptly (and in any event no later than two (2) Business Days following Borrower or any Affiliate obtaining knowledge or receiving notice thereof), an Approval Condition Failure;

(c) Organizational Changes: any amendment, waiver or modification of the Constituent Documents of Borrower or Guarantor (in the case of the Constituent Documents of Guarantor to the extent relevant to the Loan Documents) prior to the effectiveness thereof.

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(d) Litigation: promptly as reasonably practicable after obtaining actual knowledge thereof, notice of the occurrence of any threatened or pending litigation, governmental or arbitration proceeding or labor controversy, including pursuant to any applicable Environmental Laws, in any case against the Borrower or affecting the Collateral;

(e) Compliance with Laws: promptly (and in any event no later than two (2) Business Days following Borrower obtaining knowledge or receiving notice thereof), Borrower obtaining notice of the violation by it of any law, rule or regulation;

(f) Material Adverse Effect: promptly (and in any event no later than two (2) Business Days following Borrower obtaining knowledge or receiving notice thereof), the occurrence of a Material Adverse Effect, along with certificate of a senior officer specifying the nature of such Material Adverse Effect and the corrective action (if any) taken or proposed to be taken with respect thereto;

(g) ERISA Event: promptly (and in any event no later than five (5) Business Days) after Borrower obtains knowledge of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto;

(h) Know Your Customer: promptly after the request by Lender, all documentation and other information that Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(i) [Reserved]

(j) Beneficial Ownership: promptly, any update to the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;

(k) Environmental Claims: promptly (and in any event no later than two (2) Business Days following Borrower obtaining knowledge or receiving notice thereof), notice of any action arising under any Environmental Law or of any noncompliance by Borrower with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to result in liability of Borrower; and

(l) Other Information: promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Borrower or Guarantor or compliance with the terms of any Loan Document or information relating to the Collateral as Lender may reasonably request.

Section 5.04. Information Regarding Collateral. Borrower shall furnish to Lender prompt written notice of any change (i) in Borrower’s and Guarantor’s legal name, (ii) in the jurisdiction of organization or formation of Borrower and Guarantor, (iii) in Borrower’s and Guarantor’s, organizational structure or (iv) in Borrower’s and Guarantor’s Federal Taxpayer Identification Number. Neither the Borrower nor the Guarantor shall effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

Section 5.05. Obligations and Taxes. Borrower shall pay its obligations and liabilities promptly in accordance with their terms and shall pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, in each of the foregoing cases except where the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

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Section 5.06. Borrower Inspection. Borrower shall permit any representatives designated by Lender, upon reasonable prior notice, and during ordinary business hours, to visit and inspect Borrower’s chief executive office, to examine and make extracts from Borrower’s books and records, and to discuss Borrower’s affairs, finances and condition with Borrower’s officers, all at such reasonable times and as often as reasonably requested; provided, that so long as no Event of Default has occurred and is continuing, Lender shall cause no more than one (1) such visit and inspection to take place during any Fiscal Year of Borrower.

Section 5.07. Compliance with laws. Borrower shall comply in all material respects with all applicable laws, statutes, codes, ordinances, regulations, rules, orders, awards, judgments, decrees, injunctions, approvals and permits of any Governmental Authority, whether now in effect or hereafter enacted (except with respect to Sanctions and Anti-Corruption Laws, with which it shall comply in all respects).

Section 5.08. Collateral Account: Borrower shall provide and continue to provide Lender with read-only online access to the Collateral Account.

Section 5.09. ERISA

(a) Borrower shall promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its property.

(b) Borrower shall promptly notify Lender of: (A) the occurrence of any ERISA Event with respect to a Plan, (B) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (C) its intention to terminate or withdraw from any Plan and (D) the occurrence of any event with respect to any Plan which would result in the incurrence by Borrower of any liability, fine or penalty, or any increase in the contingent liability of Borrower with respect to any post-retirement Welfare Plan benefit.

Section 5.10. Further Assurances under the Loan Documents. Borrower shall execute any and all additional documents, financing statements, agreements and instruments, and take all additional action (including filing UCC and other financing statements) that may be required under applicable law, or that Lender may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security and Pledge Agreement and the other Loan Documents.

Section 5.11. Environmental Matters(a) Borrower shall (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of Borrower, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of Borrower.

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Section 5.12. Tax Status Borrower shall, at all times, be a disregarded entity of Guarantor for U.S. federal income tax purposes.

Article VI

Negative Covenants

Borrower covenants and agrees with Lender that so long as this Agreement shall remain in effect or any Obligations are outstanding, unless Lender shall otherwise consent in writing, Borrower shall comply with each of the covenants in this Article VI:

Section 6.01. Liens. Borrower shall not incur, create, assume or permit to exist any Lien on any of its property or assets, including the Collateral, other than Permitted Liens.

Section 6.02. Indebtedness. Borrower shall not incur, assume, guarantee, assume, permit, or be or remain liable for, contingently or otherwise, or suffer to exist any Indebtedness, other than the Loan under this Agreement.

Section 6.03. Refund Obligation. Borrower shall not amend, restate, supplement, terminate or otherwise modify (or agree to amend, restate, supplement, terminate or otherwise modify, or permit any amendment, restatement, supplement, termination or other modification) any Ligado Transaction Documents that adversely affects its right with respect to payment of the Refund Amount except with the prior written consent of Lender. Borrower shall promptly exercise (and shall cause the Guarantor and its Affiliates to exercise) its rights to payment of the Refund Amount in the event that the Refund Amount becomes payable under the Ligado Transaction Documents.

Section 6.04. Borrower Restricted Payments. Borrower shall not make or pay any Restricted Payments.

Section 6.05. Restrictions on affiliate transactions. Without the consent of Lender, Borrower shall not enter into any contract, agreement or business arrangement, including without limitation, any arrangement to pay any management, consulting or other similar fee, with any of its Affiliates, except transactions, contracts, agreements and arrangements that are upon fair and reasonable terms that are not less favorable to Borrower than would be obtainable in a comparable arm’s-length transaction with a person that is not an Affiliate.

Section 6.06. Amendment to Constituent Documents; Mergers and Consolidations; Other Actions.

(a) Borrower shall not amend, modify or terminate or agree to amend, modify or terminate, or fail to comply with, its Constituent Documents in any manner that is adverse to Lender without Lender’s prior written consent, including amend its Constituent Documents to provide that any of its Equity Interests constitutes a “security” within the meaning of Section 8-103 of the New York UCC or the corresponding code or statute of any other applicable jurisdiction. Borrower shall notify Lender of any proposed amendment, modification or termination of the Constituent Documents of Borrower at least five (5) Business Days prior to enacting such proposed amendment, modification or termination (or such shorter period as may be agreed by Lender), and if Lender notifies Borrower within five (5) Business Days of receipt by Lender of such notice that Lender has determined that the proposed amendment, modification or termination to is adverse to Lender, Lender’s consent to such amendment, modification or termination shall be required.

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(b) Borrower shall not, without the prior written consent of Lender in its sole discretion, (i) cause any Equity Interest issued by it to be evidenced by a certificate, or (ii) otherwise “opt in” to Article 8 of the UCC with respect to any of its Equity Interests.

(c) Borrower shall not consummate a merger or consolidation, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets or otherwise fundamentally change its organizational structure.

Section 6.07. Change in Nature of Business.

Borrower shall not conduct, transact or otherwise engage in any business or operations other than (a) maintaining the Collateral Account, and maintaining cash or Cash Equivalents on deposit therein, as required under Section 6.14, (b) the maintenance of its legal existence, (c) tax, accounting and other administrative matters, (d) the exercise of rights and performance of obligations under or in connection with the Loan Documents, (e) the exercise of rights under or in connection with the Ligado Transaction Documents and (f) activities necessary to the businesses or activities described in clauses (a) through (e) above.

Section 6.08. Use of Proceeds.

(a) Borrower shall not use the Loan hereunder for any purpose other than solely to fund the Collateral Account and to pay costs and expenses of the Loan.

(b) No part of the Loan hereunder will be used to, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

(c) Borrower shall not use, nor will its directors, officers, employees and agents (acting in such capacity) use, the proceeds of the Loan under this Agreement (i) for any purpose prohibited under applicable Law at the time such proceeds are used for such purpose (nor will such proceeds otherwise be made available to any Person for any purpose prohibited under applicable Law at the time the proceeds are made available), (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, including making any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law applicable at the time of use of such proceeds or (iii) to fund, finance, or facilitate any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or in any other manner that would constitute or give rise to a violation of applicable Sanctions by any party to the agreement hereto.

Section 6.09. No Subsidiaries. Borrower shall not own or hold the Equity Interests in any Person and shall not have any direct or indirect Subsidiaries.

Section 6.10. No Other Bank Accounts. Borrower shall not open or maintain any deposit accounts, securities accounts or other bank accounts (other than the Collateral Account).

Section 6.11. [Reserved].

Section 6.12. Special Purpose Entity Covenants.

(a) Borrower shall comply (and shall ensure that each of its members, managers and officers comply) at all times with Sections 1.6, 2.4, 2.7, 8.6 of its limited liability company agreement.

(b) Borrower shall have at all times an independent manager meeting the criteria to be an Independent Manager appointed as a manager of Borrower. Borrower shall not remove any Independent Manager except for “Cause” as defined in the Borrower’s limited liability company agreement.

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(c) Borrower shall not take any action (and shall ensure that each of its members, managers and officers shall not take any action) set forth in Section 2.4(b) of the Borrower’s limited liability company agreement unless an Independent Manager is appointed as a manager of the Borrower at such time and such Independent Manager has approved such action.

Section 6.13. Disposition.

Borrower shall not make any Disposition or enter into any agreement to make any Disposition of any of its assets (including its rights to any of the Collateral).

Section 6.14. Collateral Account Minimum. Borrower shall, at all times, maintain cash and Cash Equivalents on deposit or credited to the Collateral Account in an amount equal to (or in excess of) 102.0% of the outstanding principal amount of the Loan.

Article VII

Events of Default

Section 7.01. Events of Default. Each of the following will be deemed to be an “Event of Default”:

(a) any representation or warranty made or deemed made by Borrower or Guarantor in this Agreement, the Security and Pledge Agreement, the Limited Guaranty, the Equity Pledge Agreement or any other Loan Document to which it is a party, or in any statement or information contained in any report, certificate, financial statement or other document furnished by or on behalf of Borrower or Guarantor pursuant to or in connection with (including in connection with any extension of credit under this Agreement) any of the foregoing, shall prove to have been incorrect in any material respect (or in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by “materiality”, “Material Adverse Effect” or similar language, such representation or warranty or statement or information shall prove to have been incorrect) when so made or deemed made;

(b) Borrower shall fail to pay any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, any mandatory prepayment or repayment (including under Section 2.08(b)), or by acceleration thereof or otherwise;

(c) Borrower shall fail to pay any interest on the Loan or the Structuring Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement contained in Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.12 or Article VI of this Agreement, Section 3 of the Security and Pledge Agreement or Section 3 of the Equity Pledge Agreement;

(e) Borrower or Guarantor shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (b), clause (c) or clause (d) above) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) notice thereof from Lender to Borrower or Guarantor or (ii) the date Borrower or Guarantor becomes aware of such default;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower, Guarantor, PublicCo or any of their respective debts, or of a substantial part of any of their respective assets, under the Bankruptcy Code or under any other United States federal or state or non-United States bankruptcy, insolvency, receivership, reorganization, restructuring or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for Borrower, Guarantor, PublicCo or for a substantial part of any of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

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(g) Borrower, Guarantor or PublicCo shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or under any other United States federal or state or non-United States bankruptcy, insolvency, receivership, reorganization, restructuring or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for Borrower, Guarantor, PublicCo or for a substantial part of any of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing, or (vii) admit in writing its inability, or shall fail generally, to pay its debts as they become due;

(h) any security interest purported to be created under any Security and Pledge Agreement, Equity Pledge Agreement or any other Loan Document shall cease to be in full force and effect or shall cease to give Lender the rights, powers and privileges purported to be granted under such document or shall be asserted by Borrower or Guarantor or any Affiliate thereof not to be a valid, perfected, first priority security interest;

(i) (i) any Loan Document or any provision thereof for any reason shall cease to be in full force and effect or shall be declared null and void or the enforceability thereof shall be impaired, (ii) Borrower or Guarantor or any Affiliate thereof shall deny in writing that it has any further liability, contest the validity or enforceability of, or repudiate any of its obligations under any Loan Document;

(j) (i)(A) one or more final judgments for the payment of money in an aggregate amount in excess of the applicable Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against either Borrower or Guarantor and (B) (a) the same shall remain undischarged for a period of ten (10) consecutive days during which execution shall not be effectively stayed, (b) the same is not subject to further appeal or (c) any legal action shall be taken by a judgment creditor to attach or levy upon any assets of Borrower or Guarantor to enforce any such judgment or (ii)(A) any final non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect shall be rendered against either Borrower or Guarantor and (B) (a) either Borrower or Guarantor shall fail within ten (10) days, during which execution shall not be effectively stayed, to discharge such judgments or orders, (b) such judgments or orders are not subject to further appeal or (c) any legal action shall be taken to enforce such judgments or orders;

(k) (i) Guarantor shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness, when and as the same shall become due and payable or within any applicable grace period, or (ii) any other event or condition occurs that results in any Indebtedness of Guarantor becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided further that, where such defaults, when considered together under this clause (k), are in respect of Indebtedness in an aggregate principal or committed amount of less than the Threshold Amount, no Event of Default shall occur under this clause (k);

(l) [Reserved];

(m) any part of the Collateral becomes subject to any condition or restriction on the ability of the owner or any pledgee thereof to sell, assign, pledge or otherwise transfer any item of Collateral;

(n) a Change in Control shall have occurred;

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(o) (i) the occurrence of one or more ERISA Events which individually or in the aggregate results in liability of Borrower or any of its respective ERISA Affiliates which could reasonably be expected to have a Material Adverse Effect, or be in excess of $100,000 and which is not paid by the applicable due date therefor or (ii) (A) any Plan subject to Title IV of ERISA shall be deemed to be in “at risk status” as defined in Section 430(i)(4) of the Internal Revenue Code, without regard to Section 430(i)(4)(B) relating to the transition rule, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified Borrower or any ERISA Affiliate of Borrower that a Plan may become a subject of any such proceedings, (C) the aggregate amount of all unfunded minimum required contributions for Plans covered under Title IV of ERISA, determined in accordance with Section 430(a) of the Internal Revenue Code, shall be more than $100,000, (D) Borrower or any ERISA Affiliate of Borrower shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Internal Revenue Code relating to employee benefit plans, (E) Borrower or any ERISA Affiliate of Borrower withdraws from any Multiemployer Plan, or (F) Borrower or any ERISA Affiliate of Borrower establishes or amends any Welfare Plan that provides post-employment welfare benefits in a manner that would increase the liability of Borrower thereunder; and any such event or events described in clauses (A) through (F) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(p) Borrower or Guarantor becomes required to register as an “investment company” under and as defined in, or subject to any regulation under, the Investment Company Act of 1940.

Upon (i) the occurrence of an Event of Default other than those described in clause (f) or clause (g) above, Lender may (in its sole discretion) (A) cancel Lender’s obligation to make extensions of credit under this Agreement, (B) declare all Loans outstanding to be immediately due and payable in whole or in part, whereupon the principal of all such Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities (including Breakage Costs) of Borrower accrued hereunder and under any other Loan Document, shall become immediately due and payable, and (C) exercise any rights and remedies it may have against the Collateral, in each case, without (except as same are required by applicable law and cannot be waived) advertisement, presentment, demand, protest or any other notice of any kind to Borrower or any other Person, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and (ii) the occurrence of an Event of Default described in clause (f) or clause (g) above, (A) all of Lender’s obligations to make extensions of credit under this Agreement shall be immediately cancelled, (B) all Loans outstanding shall automatically be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities (including Breakage Costs) of Borrower accrued hereunder and under any other Loan Document and (C) Lender may (in its sole discretion) exercise any rights and remedies it may have against the Collateral, in each case, without (except as same are required by applicable law and cannot be waived) advertisement, presentment, demand, protest or any other notice of any kind to Borrower or any other Person, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02. Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied as specified by Lender.

Article VIII

Miscellaneous

Section 8.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by e-mail, as follows:

(a)	if to Borrower:

BACKSTOPCO, LLC
2901 Enterprise Ln.
Midland, Texas 79706
Attention: Andrew Johnson
email: legal@ast-science.com

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with a copy to (which shall not constitute a notice):

Freshfields US LLP
3 World Trade Center
175 Greenwich Street, 51st Floor
New York, New York 10007
Attention: Kyle Lakin
email: kyle.lakin@freshfields.com

(b)	if to Lender:

UBS AG, STAMFORD BRANCH
600 Washington Boulevard
Stamford, CT 06901
Attn: Agency Loan Administration, 10th floor
Email: Agency-UBSAmericas@ubs.com

With a copy to:

UBS Securities LLC
11 Madison Avenue, 5th floor
New York, NY 10010
Attn: Sumeet Karnik / Hitesh Harnal / Fiachra Grisewood / Christian Anderson
Email: OL-SSG_Reporting@ubs.com

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by e-mail (properly addressed) to such party as provided in this Section 8.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.01. Nothing herein shall prejudice the right of Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Each party may change its address for notices by written notice to the other. Telephonic or other oral notice shall not be effective with respect to any provision of this Agreement. Lender may rely on, and act without liability upon the basis of, any written communication believed by Lender in good faith to be given to, or received from or authorized by Borrower.

Section 8.02. Survival of Agreement. All covenants, agreements, representations and warranties made by Borrower or Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lender and shall survive the making by Lender of the Loans regardless of any investigation made by Lender or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and so long as the commitment of Lender to make extensions of credit under this Agreement have not been terminated. The provisions of Section 2.09, Section 2.11, Section 2.12, Section 2.13, Section 8.05 and Section 8.20 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the commitment of Lender to make extensions of credit under this Agreement, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of Lender.

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Section 8.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by Borrower and Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 8.04. Successors and Assigns.

(a) This Agreement shall be binding on Borrower and its heirs, personal representatives (including any executor or trustee of its estate), successors and assigns and shall inure to the benefit of Lender and its successors and assigns, except that Borrower may not assign, delegate or otherwise transfer any of its rights, obligations or agreements hereunder without the prior written consent of Lender.

(b) Lender may assign, delegate or otherwise transfer its rights, obligations and agreements under this Agreement and under any other Loan Document (in whole or in part) (i) to any Affiliate of Lender without the consent of Borrower, (ii) to any Person upon the occurrence and during the continuance of an Event of Default without the consent of Borrower, and (iii) to any Person other than an Affiliate of Lender with the consent of Borrower, such consent not to be unreasonably withheld, provided, that Borrower shall be deemed to have consented to any such assignment, delegation or transfer (as applicable) unless it shall object thereto by written notice to Lender within ten (10) Business Days after having received notice thereof. Borrower shall maintain a register (the “Register”) for the recordation of the name, address and principal amounts of (and stated interest on) the Loan owing to the holder of the Loan (and the name and address of any Person to whom the loan is transferred in accordance with the terms hereof). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The parties shall treat each Person whose name is recorded in the Register as the owner of the Loan for all purposes, including, without limitation with respect to the right to receive payments of principal and interest hereunder.

(c) Lender may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or Borrower or any of Borrower’s Affiliates) (each, a “Participant”), at Lender’s cost, in all or a portion of Lender’s rights or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower and any other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Borrower agrees that each Participant shall be entitled to the benefits of Section 2.09, Section 2.11, Section 2.12, Section 2.13 and Section 8.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.06 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Loan or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that the Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or any other Loan Document to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release Lender from any of its obligations under this Agreement or the relevant Loan Document or substitute any such pledgee or assignee for such Lender as a party to this Agreement or the relevant Loan Document.

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Section 8.05. Expenses; Indemnity. (a) Borrower shall pay or reimburse Lender in U.S. Dollars, promptly after demand (i) for all reasonable out-of-pocket costs and expenses (including reasonable fees, charges and disbursements of legal counsel) incurred by Lender in connection with (A) the preparation and negotiation of this Agreement, the Security and Pledge Agreement, the other Loan Documents and any other documents relating hereto or thereto, the consummation of the transactions contemplated hereby and thereby and any amendment, waiver or modification of, or supplement to, the Loan Documents required or requested by Lender or Borrower, or (B) administering this Agreement, the Security and Pledge Agreement, the other Loan Document or any other document relating to this Agreement or any obligation hereunder or thereunder or the Collateral or (including any wire transfer fees charged in connection with the disbursement of the Loan), and (ii) for all out-of-pocket costs and expenses (including fees, charges and disbursements of legal counsel) incurred by Lender in connection with (A) enforcing this Agreement, the Security and Pledge Agreement, the other Loan Documents or any other document relating to this Agreement or any obligation hereunder or thereunder or the Collateral or exercising or enforcing any right or remedy available hereunder or thereunder, (B) any Event of Default and any enforcement or collection proceedings resulting therefrom, including all manner of participation in or other involvement with (1) bankruptcy, insolvency, receivership, reorganization, restructuring, foreclosure, winding-up or liquidation proceedings, (2) judicial or regulatory proceedings and (3) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (C) all transfer, stamp, documentary or similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other Loan Document and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document, and (D) the custody, care, preservation, sale or disposition of any Collateral (all such costs and expenses described above, collectively, “Expenses”).

(b) Borrower agrees to indemnify Lender and its Affiliates and each of their respective directors, officers, trustees, employees and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, and pay in U.S. Dollars all reasonable out-of-pocket costs and any and all losses, claims, damages, taxes, penalties, costs, charges, liabilities and related expenses, including charges, expenses and disbursements of legal counsel, consultants or other experts to each Indemnitee, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the transactions contemplated by the Loan Documents, (ii) any actual or proposed use of the proceeds of the Loan or extensions of credit under this Agreement, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower, or Guarantor, or any Environmental Liability related in any way to Borrower, the Guarantor or their respective properties or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by Borrower or any of its respective Affiliates); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent permitted by applicable law, Borrower shall not assert, and it hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any Loan Document, any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.

(d) Indemnification under this Section 8.05 shall be in an amount necessary to make the Indemnitee whole after taking into account any Tax consequences to the Indemnitee of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnitee.

(e) All amounts due under this Section 8.05 shall be payable on written demand therefor.

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Section 8.06. Right of Setoff. Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower or Guarantor or any Affiliate thereof against any and all of the Obligations now or hereafter existing under this Agreement and other Loan Documents held by Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. Lender agrees promptly to notify Borrower after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this Section are in addition to any other rights and remedies (including other rights of setoff) that Lender may have.

Section 8.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM OR DISPUTE (WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING FROM OR RELATING HERETO OR THERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW RULES THAT WOULD LEAD TO THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Section 8.08. Waivers; Amendment.

(a) No failure or delay of Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower or Guarantor therefrom shall in any event be effective unless the same shall be permitted by Section 8.08(b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Borrower or Guarantor in any case shall entitle Borrower or Guarantor to any other or further notice or demand in similar or other circumstances.

(b) No amendment, modification or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by Lender and Borrower, and no amendment, modification or waiver of any provision of any Loan Document other than this Agreement shall be effective unless it is in writing and signed by Lender. Notwithstanding the foregoing, Lender may unilaterally, without any further consent of Borrower, amend this Agreement and any other Loan Document to: (i) correct any typographical or clerical errors or other manifest error, or omissions therein, (ii) effect clerical changes therein that are not adverse to Borrower, or (iii) cause the Security and Pledge Agreement and other Loan Documents to be consistent with this Agreement.

Section 8.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan made under this Agreement, together with all fees, charges and other amounts which are treated as interest on such extensions of credit under this Agreement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender holding such Loan under this Agreement in accordance with applicable law, the rate of interest payable in respect of such Loan under this Agreement, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan under this Agreement but were not payable as a result of the operation of this Section 8.09 shall be cumulated and the interest and Charges payable to Lender in respect of the Loans under this Agreement or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Prime Rate in effect at such time to the date of repayment, shall have been received by Lender.

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Section 8.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Unless otherwise specified therein, any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto and their respective successors and assigns permitted hereunder) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 8.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.13. Counterparts. This Agreement may be executed and delivered in two or more counterparts by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law and shall be effective as provided in Section 8.03. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement.

Section 8.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 8.15. Jurisdiction; Consent to Service of Process.

(a) Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the State and County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Borrower or its properties in the courts of any jurisdiction.

(b) To the extent that Borrower or its property may have or hereafter acquire immunity, on the grounds of sovereignty or otherwise, from any judicial process in connection with this Agreement or any applicable Loan Document, Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, any such immunity and agrees not to claim same and waives any right to which it may be entitled, on account of place of residence or domicile. Borrower further agrees that any action or proceeding by Borrower against Lender with respect to any matter arising out of, or in any way relating to, this Agreement or any Loan Document shall be brought only in the State and County of New York.

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(c) Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court sitting in the State and County of New York or any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.16. Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, valuation agents and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 8.16, to any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (f) with the consent of Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 8.16. For the purposes of this Section, “Information” means all information received from Borrower and related to Borrower or its business, other than any such information that was available to Lender on a non-confidential basis prior to its disclosure by Borrower; provided, that in the case of Information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 8.17. Performance of Borrower’s Obligations. If Borrower fails to perform or comply with any of its agreements contained in the Loan Documents, Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, and the reasonable and documented out of pocket expenses of Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Interest Rate, shall be payable by Borrower to Lender and shall constitute Obligations.

Section 8.18. Specific Performance. Borrower acknowledges and agrees that a breach or threatened breach by it of any of its obligations under Sections 6.06 and 6.12 of this Agreement would give rise to irreparable harm to Lender, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by it of any of such obligations hereunder, Lender shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a permanent or temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security). Borrower hereby waives (a) any and all defenses in any proceeding for an injunction, specific performance or other equitable relief that Lender has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (b) any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude Lender from pursuing any other rights and remedies at law or in equity that Lender may have.

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Section 8.19. No Advisory or Fiduciary Relationship. Borrower acknowledges that (a)(i) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto, and (ii) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between Lender, on the one hand, and Borrower, on the other, and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, management, stockholder, creditors or any other Person and (ii) Lender has no obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lender does not have any obligation to disclose any of such interests to Borrower or any of its Affiliates. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.20. Acknowledgement and Consent to Bail-in of Affected Financial Institutions(a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 8.21. Judgment Currency. If, for the purpose of obtaining a judgment in any court with respect to any Obligation of Borrower under this Agreement or any other Loan Document, it becomes necessary to convert into any other currency any amount in U.S. Dollars (the “Original Currency”) due under this Agreement or any other Loan Document (as applicable), then that conversion shall be made at the rate of exchange quoted by Lender for the spot purchase of the Original Currency at the close of business on the day before the day on which judgment is rendered. If there is a change in such rate of exchange prevailing between the day before the day on which judgment is rendered and the date of payment of the judgment, then Borrower shall pay such additional amount as may be necessary to ensure that the amount paid on the date of payment is the amount in such currency which, when converted at such rate of exchange in effect on the date of payment, is the amount in the Original Currency then due under this Agreement or such other Loan Document (as applicable). Any additional amount owing by Borrower hereunder shall be due as a separate debt and shall not be affected by or merged into any judgment obtained for any other amounts due under or in respect of this Agreement.

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Section 8.22. USA PATRIOT Act Notice. Lender hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

Section 8.23. Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BACKSTOPCO, LLC, as Borrower

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Title:	EVP, Chief Financial Officer and Chief Legal Officer

UBS AG, STAMFORD BRANCH, as Lender

By:	/s/ Joselin Fernandes
Name:	Joselin Fernandes
Title:	Director

By:	/s/ Muhammad Afzal
Name:	Muhammad Afzal
Title:	Director